As filed with the Securities and Exchange Commission on August __, 1996

                                                        Registration No. 333-656

- --------------------------------------------------------------------------------


                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                ---------------------
                                   Amendment No. 2
                                          to
                                       Form S-3
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                                ---------------------

                         AMERICAN RESOURCES OF DELAWARE, INC.
                  (Exact name of registrant as specified in charter)


              Delaware                         86-0713506
    (State or other jurisdiction             (I.R.S. Employer
         of incorporation or              Identification Number)
            organization)

                                            Mr. Rick G. Avare
          160 Morgan Street                     President
         Post Office Box 87                American Resources of
     Versailles, Kentucky 40383               Delaware, Inc.
         (606) 873-5455                     160 Morgan Street
      (Address, including zip               Post Office Box 87
    code, and telephone number,          Versailles, Kentucky 40383
       including area code, of                (606) 873-5455
       registrant's principal          (Name, address, including zip
         executive offices)             code, and telephone number,
                                       including area code, of agent
                                                 for service)


                                       Copy to:
                                 Harry S. Stahl, Esq.
                                   McKenna & Stahl
                             2603 Main Street, Suite 1010
                            Irvine, California  92714-6232
                                    (714) 752-2800

    This Form S-3 consists of 175 pages (including exhibits).  The index to exhibits is set forth on sequential page 37.

                               [Page 1 of Facing Page]

    Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 ("Securities Act"), other than securities offered in connection with dividend or investment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                           CALCULATION OF REGISTRATION FEE

                                  Proposed       Proposed
                                  Maximum        Maximum
Title of                          Offering       Aggregate      Amount of
Shares to be  Amount to be        Price Per      Offering       Registration
Registered    Registered (1)      Share (2)      Price (2)      Fee (2)
- ----------    --------------      ---------      ---------      ------------
Common Stock       2,448,144         $ 3.75    $ 9,180,540           $3,166
($.00001 Par
Value)


                             TOTAL DUE                               $3,166
                                                                     ------
                                                                     ------

(1) Of the 2,448,144 shares of Common Stock being registered hereby (a) 411,668 shares of Common Stock, $.00001 par value ("Common Stock"), of American Resources of Delaware, Inc., a Delaware corporation ("Company") which were issued to purchasers in the Company's November 1995 private placement ("November Private Placement") of 41.16 Units; (b) 205,834 shares represents shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class A Common Stock Purchase Warrants which were issued to purchasers in the Company's November Private Placement; (c) 205,834 shares represents shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class B Common Stock Purchase Warrants which were issued to purchasers in the Company's November Private Placement; (d) 225,300 shares of Common Stock were issued in connection with asset purchase transactions; (e) 187,500 shares represents shares of Common Stock which may be sold by certain selling stockholders that may be acquired upon conversion of the Company's 1993 8% Convertible Preferred Stock ("Preferred Stock") issued in connection with an asset purchase transaction; (f) 50,000 common shares were issued to Morgan Lang Limited on exercise of warrants granted pursuant to a Services Agreement dated June 16, 1995; (g) 50,000 common shares were issued to AMC Consumer Services on exercise of warrants granted pursuant to a Services Agreement dated June 16, 1995, and 100,000 shares represents shares which may be sold by AMC Consumer Services that may be acquired upon exercise of the Company's warrants; (h) 292,008 shares of Common Stock were issued on conversion of 73,276 shares of the Company's 6% Series B Cumulative Convertible Preferred Stock; (i) 225,000 shares of Common Stock were issued in connection with the acquisition of oil and gas properties, equipment and pipelines from AKS Energy Corporation; (j) 330,000 shares were issued in the Company's June 1996 private placement ("June Private Placement"); and (k) 165,000 shares represents shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class A common stock purchase warrants which were issued to purchasers in the Company's June Private Placement. No other shares of the Company's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act"), the registration fee has been calculated based upon a price of $3.75 per share, the market price based on the last trade reported by NASDAQ Small Cap for the Company's Common Stock on July 30, 1996.

(3) Pursuant to Rule 416 of the Act, there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments.

    The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            SEE "RISK FACTORS" AT PAGE 15

                         AMERICAN RESOURCES OF DELAWARE, INC.
                                Cross Reference Sheet

                      Pursuant to Item 501(b) of Regulation S-K
                    Showing Location in Prospectus of Information
                            Required by Items of Form S-3

         Form S-3 Item                           Caption or Location
       Number and Caption                        in Prospectus
      --------------------                       --------------------

 1.  Forepart of the Registration
         Statement and Front Cover
         Page of Prospectus......           Forepart of the Registration
                                            Statement; Outside Front Cover
 2.  Inside Front and Outside
         Back Cover Pages of
         Prospectus .............           Inside Front and Outside Back
                                            Cover Pages of Prospectus

 3.  Summary Information, Risk
         Factors and Ratio of
         Earnings to Fixed
         Charges.................           The Company; Summary of the
                                            Offering; Risk Factors (see page
                                            15)


 4.  Use of Proceeds ...........            Use of Proceeds

 5.  Determination of Offering
         Price...................           Not Applicable

 6.  Dilution ..................            Dilution

 7.  Selling Security Holders...            Selling Stockholders

 8.  Plan of Distribution ......            Plan of Distribution

 9.  Description of Securities to
         be Registered...........           Not Applicable

10.  Interests of Named Experts
         and Counsel.............           Not Applicable

11.  Material Changes ..........            Recent Developments (see page 11)
                                            and Risk Factors (see page 15);
                                            Incorporation of Certain
                                            Information by Reference

12.  Incorporation of Certain
         Information by Reference           Incorporation of Certain
                                            Information by Reference

13.  Disclosure of Commission
         Position on
         Indemnification for
         Securities Act
         Liabilities ............           Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
- --------------------------------------------------------------------------------

                     PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
                                DATED __________, 1996

- --------------------------------------------------------------------------------


                         AMERICAN RESOURCES OF DELAWARE, INC.

                                     COMMON STOCK
                                 ($.00001 PAR VALUE)

                              2,448,144  SHARES OF COMMON STOCK



    This Prospectus relates to: (a) 411,668 shares of Common Stock, $.00001 par value ("Common Stock"), of American Resources of Delaware, Inc., a Delaware corporation ("Company") which were issued to purchasers in the Company's November 1995 private placement ("November Private Placement") of 41.16 Units;
(b) 205,834 shares representing shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class A Common Stock Purchase Warrants which were issued to purchasers in the Company's November Private Placement; (c) 205,834 shares representing shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class B Common Stock Purchase Warrants which were issued to purchasers in the Company's November Private Placement; (d) 225,300 shares of Common Stock which were issued in connection with asset purchase transactions; (e) 187,500 shares representing shares of Common Stock which may be sold by certain selling stockholders that may be acquired upon conversion of the Company's 1993 8% Convertible Preferred Stock ("Preferred Stock") issued in connection with an asset purchase transaction; (f) 50,000 common shares were issued to Morgan Lang Limited on exercise of warrants granted pursuant to a Services Agreement dated June 16, 1995; (g) 50,000 common shares were issued to AMC Consumer Services on exercise of warrants granted pursuant to a Services Agreement dated June 16, 1995, and 100,000 shares represents shares which may be sold by AMC Consumer Services that may be acquired upon exercise of the Company's warrants; (h) 292,008 shares of Common Stock were issued on conversion of 73,276 shares of the Company's 6% Series B Cumulative Convertible Preferred Stock; (i) 225,000 shares of Common Stock were issued in connection with the acquisition of oil and gas properties, equipment and pipelines from AKS Energy Corporation; (j) 330,000 shares were issued in the Company's June 1996 private placement ("June Private Placement"); and (k) 165,000 shares represents shares which may be sold by certain selling stockholders that may be acquired upon exercise of the Company's Class A common stock purchase warrants which were issued to purchasers in the Company's June Private Placement. No other shares of the Company's Common Stock are being registered pursuant to this offering.

    Unless the context otherwise requires, all of the persons referred to above shall be referred to collectively as the "Selling Stockholders".

    The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not realize any proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution".

    The Company's Common Stock is traded in the over-the-counter market and is quoted on the small cap section of the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "GASS". On July 30, 1996, the market price per share, based on the last trade reported by NASDAQ Small Cap for the Company's Common Stock, was $3.75.


             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
                 AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE
             PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
                  ENTIRE INVESTMENT.  SEE "RISK FACTORS" AT PAGE 15


                                     ------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                    THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                     PAGE

AVAILABLE INFORMATION                                                  7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                        8
THE COMPANY                                                           10
RECENT DEVELOPMENTS                                                   11
SUMMARY OF THE OFFERING                                               13
RISK FACTORS                                                          15
CAPITALIZATION                                                        21
USE OF PROCEEDS                                                       22
MARKET FOR COMMON EQUITY                                              23
SELLING STOCKHOLDERS                                                  24
PLAN OF DISTRIBUTION                                                  27
RIGHTS OF CERTAIN HOLDERS OF COMMON STOCK                             27
EXPERTS                                                               27
LEGAL MATTERS                                                         28

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF ANY
OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED
OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                     ------------

                 THE DATE OF THIS PROSPECTUS IS _______________, 1996


                                AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 13th Floor, Seven World Trade Center, New York, New York 10048; 10960 Wilshire Boulevard, Suite 1710, Los Angeles,

California 90024, and 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.
                                     ------------

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-21472) under the Exchange Act are incorporated in this Prospectus by reference:

    1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (filed on April 1, 1996);

    2. Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 (filed on May 15, 1996) and June 30, 1996 (filed on August 14, 1996);

    3. Current Reports on Form 8-K dated September 30, 1994 (filed on October 6, 1994) and Form 8-K/A dated October 25, 1994, amending Form 8-K dated September 30, 1994 (filed on October 27, 1994), November 29, 1995 (filed on January 29 1996), February 26, 1996 (filed on March 12, 1996), Form 8-K/A dated February 26, 1996 (filed May 13, 1996) amending Form 8-K dated February 26, 1996, and Form 8-K dated July 3, 1996 (filed on July 18, 1996);

    4. The description of the Company's $.00001 par value Common Stock contained in the Company's Registration Statement on Form 10-SB (filed with the Commission on August 19, 1993), including any amendments or reports filed for the purpose of updating such description;

    5. The description of the Company's Series 1993 8% convertible preferred stock and Series B 6% junior convertible preferred stock contained in the Company's Registration Statement on Form 10-SB (filed with the Commission on August 19, 1993), including any amendments or reports filed for the purpose of updating such description.

    6. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Written or telephone requests should be directed to American Resources of Delaware, Inc., 160 Morgan Street, Post Office Box 87, Versailles, Kentucky 40383, Attention:
Karen M. Underwood; telephone (606) 873-5455.



                              [LEFT BLANK INTENTIONALLY]

                                     THE COMPANY


    The Company is a fully-integrated oil and gas company engaged in the exploration, development and acquisition of oil and natural gas properties located in Kentucky, Michigan and the Gulf of Mexico and the marketing and transportation of natural gas. A substantial portion of the Company's operations are conducted through its subsidiary, Southern Gas Company of Delaware, Inc. ("Southern Gas"), which the Company formed in February 1994 to acquire substantially all the assets and to assume certain liabilities of Southern Gas Company, Inc., an independent Kentucky-based natural gas production, pipeline and gas marketing company. Southern Gas operates primarily in the Appalachian region of Kentucky and has natural gas reserves, gathering systems, compressors, and dedicated pipeline capacity with transportation companies and contracts to sell its product to end-users. The expansion of the Company's operations into the Gulf of Mexico commenced in October 1994, when the Company entered into an agreement with Settle Oil and Gas Company relating to certain of Settle's operations in the Gulf of Mexico.

    The Company's strategy is to continue to expand its reserve base and increase its cash flow through exploration, acquisition of oil and natural gas properties and development of its properties. The Company seeks a balance between its exploration program and the acquisition of proved properties. The Company emphasizes the following elements in implementing this strategy:

    -    Reserve growth through high potential exploratory drilling
    -    Balance between exploration and acquisitions of proved properties
    -    Control of operations and costs
    - Use of 3-D seismic and other advanced technology made available by third parties
    -    Equity ownership and other incentives to retain and attract employees

    The Company believes that the expansion of its focus to the federal waters of the Gulf of Mexico, offshore Louisiana, is the foundation of its continued growth. The Gulf of Mexico is a prolific oil and gas province, accounting for approximately 25% of domestic natural gas production. The Company holds a 50% working interest in the 5,000 acre Ship Shoal 150 block, exclusive of 546 acres in the southwest corner of the block. Two successful producing wells have been drilled on the block, and, based on 3-D seismic interpretation, the Company has identified at least two additional well locations. There is a significant amount of seismic and other geologic data available at a reasonable cost. Also, the shallow waters of the Gulf of Mexico have a substantial existing infrastructure, including gathering systems, platforms, pipelines and drilling and service companies, which facilitate cost effective operations and the timely development of discoveries.

    The Company's principal executive offices are located at 160 Morgan Street, Versailles, Kentucky 40383 and its telephone number is (606) 873-5455. The Company also maintains an administrative office at 7150 East Camelback Road, Suite 195, Scottsdale, Arizona 85251 and its telephone number is (602) 945-9195.


                                 RECENT DEVELOPMENTS


    Effective January 1, 1996, the Board of Directors announced the appointment of Jonathan B. Rudney as President and Chief Executive Officer of the Company. Mr. Rudney replaced Andrew J. Kacic, the founder of the Company, who will continue to serve on the Company's Board of Directors. Mr. Rudney brings with him more than 15 years of management experience in the oil and gas industry. Immediately prior to his appointment with the Company, Mr. Rudney was President and C.E.O. and a major shareholder of Century Oil Company and a major shareholder of Century Offshore Management Corporation, both with principal offices located in Lexington, Kentucky. On May 9, 1996, Mr. Rudney resigned as President and Chief Executive Officer of the Company. Rick G. Avare, who was currently serving as the Company's Chief Operating Officer, assumed the position of Acting President and Chief Executive Officer at that time.

    On February 26, 1996, the Company acquired oil and gas properties, equipment and pipelines from AKS Energy corporation (AKS). As consideration for the assets, the Company paid $2,909,010 in cash, assumed $125,000 of AKS's severance tax obligations, issued 225,000 shares of the Company's Common Stock at a value of $3.59 per share and issued warrants with an estimated value of $348,525 to purchase an additional 225,000 shares of the Company's Common Stock with an exercise price of $5.00 per share and an expiration date of December 31, 1998. The cash included in the purchase price was made available from borrowings under the Company's credit facility with its primary lender.

    The Company also entered into an agreement to participate with AKS in the joint development of leases in Southeastern Kentucky gas fields wherein the Company will have the right to earn 50% of the remaining undeveloped acreage.

    On May 22, 1996, the Company, through its wholly owned subsidiary Southern Gas Co. of Delaware, Inc. conveyed a volumetric production payment in Appalachian Wells recently purchased from AKS through a facility sponsored by Williams Energy Services Company, a subsidiary of the Williams Companies, Inc. and structured by NationsBank. The Company received $4,300,000 for the production payment, which has an anticipated six year term. Of the funds received, $2,500,000 was used to reduce the Company's credit facility with its primary lender. The Company plans to use the remainder of the funds for working capital and further acquisition and development activities in the Gulf Coast region.

    In 1996, the Company purchased an overriding royalty interest in the Ship Shoal B-3 well from Rick G. Avare, an officer and director of the Company, for $125,000.

    In June 1996, the Company completed a private placement of $1,000,000. The private placement consisted of 100 Units, each Unit consisting of 3,300 shares of Common Stock and one Class A Common Stock Purchase Warrant ("Class A Warrant"). Each Class A Warrant entitles the holder to purchase 1,650 shares of the Company's Common Stock at an exercise price of $4.00 per share.

    On July 3, 1996, the Company, through its wholly owned subsidiary, Southern Gas Co. of Delaware, Inc. ("Southern") acquired proved developed and undeveloped oil and gas properties, equipment and pipelines from Century located offshore Louisiana. As consideration for the assets, the Company paid $4,000,000 in cash, issued a subordinated debenture ("Debenture") in the amount of $4,000,000 with a due date of August 15, 1996 (the Debenture provides for payment at the Company's option of cash or the issuance of restricted common stock of the Company at $3.00 per share), the extinguishment of an existing note from Century to the Company in the amount of $6,500,000 and the assumption of existing liens against the assets in the approximate amount of $1,051,000 (which are required to be paid by July 31, 1996). The foregoing transaction was effected pursuant to an Asset Purchase Agreement entered into by and between the Company, Southern and Century, dated July 3, 1996.

    Additionally, the Company, through Southern, acquired certain rights and interest in undeveloped properties from Century located onshore Louisiana. As consideration for these interests, the Company paid $3,884,000 in cash and issued 1,500,000 shares of restricted common stock in the Company at a deemed price of $4.00 per share. The foregoing transaction was effected pursuant to an Asset Purchase Agreement entered into by and between Company, Southern and Century, dated July 3, 1996.



                              [LEFT BLANK INTENTIONALLY]
                                          12

                               SUMMARY OF THE OFFERING


    The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or which is incorporated herein by reference.

Securities Offered  . . . . . . . . . . .2,448,144 shares of Common Stock

Shares of Common Stock
Outstanding (1) . . . . . . . . . . . . .7,846,572 shares

Use of Proceeds . . . . . . . . . . . . .The Company will not receive any of the proceeds from the sale of stock by
                                         the Selling Stockholders.

                                         There can be no assurance that any or
                                         a substantial portion of the Warrants
                                         will be exercised.

Risk Factors. . . . . . . . . . . . . . .The securities offered hereby involve a high degree of risk and should not
                                         be purchased by investors who cannot
                                         afford the loss of their entire
                                         investment. See "Risk Factors".

NASDAQ symbol (2) . . . . . . . . . . . .GASS
- -------------

(1) Outstanding as of July 30, 1996. Does not include: (a) 2,000,000 shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's 1994 Compensatory Stock Option Plan; (b) 379,000 shares of Common Stock reserved for issuance under the Company's 1994 Employee Stock Compensation Plan; (c) 950,000 shares of Common Stock reserved for future grant under the Company's Incentive Stock Option Plan; (d) 268,851 shares of Common Stock reserved for issuance upon conversion of the Company's Series 1993 8% convertible preferred stock, (e) 262,365 shares of Common Stock reserved for issuance upon exercise of the Company's publicly traded warrants; (f) 1,451,320 shares of Common Stock reserved for issuance upon exercise of non-plan stock options and warrants; (g) 411,668 shares of Common Stock reserved for issuance upon exercise of Class A and Class B Common Stock Warrants which were issued to purchasers in the Company's November Private Placement; and (h) 165,000 shares of Common Stock reserved for issuance upon the exercise of Class A Common Stock Purchase Warrants which were issued to purchasers in the Company's June Private Placement.

(2) Continued inclusion in NASDAQ is subject to certain maintenance criteria. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Company's Common Stock in NASDAQ, which may have an adverse effect on the market for the Common Stock. See "Risk Factors - Maintenance Criteria for NASDAQ Securities".


                              [LEFT BLANK INTENTIONALLY]

                                     RISK FACTORS

    The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

     1. LIMITED OPERATING HISTORY. The Company was formed in August 1992 to acquire the assets and assume certain liabilities of Standard Oil and Exploration of Delaware, Inc. ("Standard Oil"), a gas and oil company operating under Chapter 11 bankruptcy protection at that time. Since the consummation of the Standard Oil transaction in April 1993, the Company has taken a number of steps to become a fully integrated gas and oil company and to enhance its financial position on a prospective basis.

    While the Company believes its activities to date have formed the foundation for continued growth and profitability, the Company notes that its revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate which are dependent upon numerous factors beyond the Company's control such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that gas and oil prices will not be subject to wide fluctuations in the future. A substantial or extended decline in gas and oil prices could have a material adverse effect on the Company's financial position, results of operations, quantities of gas and oil reserves that may be economically produced and access to capital, all as further described below.

     2. DEPENDENT ON GAS AND CRUDE OIL. The success of the Company will be materially dependent upon the success of its acquisition and exploratory drilling program. Exploratory drilling is subject to numerous risks, including the risk that no commercially productive natural gas and crude oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected formations and drilling conditions, pressure or mechanical irregularities, informations and equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment.

     3. VOLATILITY OF GAS AND OIL PRICES; MARKETABILITY OF PRODUCTION. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for gas and crude oil. Gas and crude oil prices have been extremely volatile in recent years and are affected by many factors outside the control of the Company. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of gas and oil. Any substantial decline in the price of gas and oil will likely lead to substantial reductions in cash flow. The marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Federal and state regulation of gas and oil production and transportation, general economic conditions, tax and energy policies, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its gas and oil. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk.

     4. REPLACEMENT OF PROPERTIES. The Company's future success depends upon its ability to find, develop or acquire additional gas and oil properties or interests in properties that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. To increase reserves and production, the Company must continue its exploratory drilling program or undertake other replacement acquisition activities. There can be no assurance, however, that the Company's planned exploratory projects or other replacement acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling or acquiring productive wells at low finding, acquisition and development costs.
Furthermore, although the Company's revenues may increase if prevailing gas and oil prices increase significantly, the Company's finding and acquisition costs for additional reserves could also increase.

     5. UNCERTAINTY OF ESTIMATES OF GAS AND OIL RESERVES. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. Petroleum engineering is not an exact science. Information relating to the Company's proved gas and oil reserves is based upon engineering estimates. Estimates of economically recoverable gas and oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future gas and oil prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

     6. OPERATING HAZARDS AND UNINSURED RISKS. The Company's operations are subject to the hazards and operating risks inherent in drilling for and production of gas and oil, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase.

     7. GOVERNMENTAL REGULATION. The Company's gas and oil operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of gas and oil wells below actual production capacity to conserve supplies of gas and oil. In addition, the production, handling, storage, transportation and disposal of gas and oil, by-products thereof and other substances and materials produced or used in connection with gas and oil operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. To date, expenditures related to compliance with these laws and remediation of existing environmental contamination have not been significant in relation to the results of operations of the Company. The Company believes the trend of more expansive and stricter environmental legislation and regulations will continue.

     8. COMPETITION. The Company operates in a highly competitive environment. The Company competes with major independent gas and oil companies, many of whom have financial and other resources substantially in excess of these available to the Company. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in gas and oil prices and production, the availability of alternative energy sources and the application of government regulation.

    9. CONTROL BY EXISTING STOCKHOLDERS. Officers and directors of the Company beneficially own or control approximately 35.5% of the outstanding Common Stock. Such individuals, if acting together, would be able to effectively elect a majority of the Board of Directors as well as approve most matters submitted to the stockholders for approval.

     10. DEPENDENCE ON KEY EXECUTIVE OFFICERS AND OTHER QUALIFIED PERSONNEL. The Company is highly dependent on certain key executive officers. The loss of one or more key executive officers could have a material adverse effect on the Company's business, financial condition and result of operations. In 1993 the Company entered into five-year employment agreements with Douglas L. Hawthorne, Rick Avare, and Leonard Nave.

    The recruitment, retention and motivation of skilled executives, sales and technical personnel and other employees are important to the Company's operations. Although the Company has not experienced significant problems in recruiting and retaining qualified personnel, there can be no assurance that it will not encounter such problems in the future.

     11. NO DIVIDENDS AND RESTRICTIONS ON DIVIDENDS. To date, the Company has not paid any dividends on its Common Stock and does not intend to declare any dividends in the foreseeable future. The Company intends to retain earnings, if any, for the future operation and development of its business. In addition, the payment of such dividends is prohibited by the term of the Company's credit facility.

     12.  SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION OF SUBSTANTIAL
PERCENTAGE OF OUTSTANDING SHARES; RESTRICTIONS ON TRANSFER.    As of July 30,
1996 the Company had a total of 7,846,572 shares of Common Stock outstanding.
If all options, warrants, and conversion privileges outstanding as at July 30, 1996 were exercised, the Company would have 12,201,077 shares of Common stock outstanding. Of these shares, 1,583,976 shares of Common Stock offered hereby (2,448,144 shares if all warrants are exercised) will be freely tradable without restriction by persons other than "affiliates" of the Company, as defined under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining 6,262,596 shares of Common Stock outstanding as at July 30, 1996, 2,617,572 shares are "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act.

Approximately 994,000 of these restricted shares are eligible for sale under Rule 144.

    Assuming that all options, warrants and conversion privileges outstanding as of July 30, 1996, were exercised, the Company would be registering hereunder approximately 20.1% of its Common Stock.

    As of July 30, 1996, options to purchase a total of 2,604,897 shares of Common Stock, all of which have been registered under the Securities Act, were outstanding with a weighted average exercise price of $4.91 per share, of which options to purchase 2,439,230 shares were exercisable as of July 30, 1996. An additional 989,090 shares of Common Stock were available for future option grants under the Company's stock option plans.

    Pursuant to a number of consulting agreements, the Company has granted non-plan options to purchase shares of Common Stock. As of July 30, 1996, non-plan options to purchase a total of 182,333 shares of Common Stock were outstanding and immediately exercisable, with a weighted average exercise price of $3.91 per share.

    The Company has also granted warrants to purchase shares of Common Stock.
As of July 30, 1996, warrants to purchase 1,464,091 shares of Common stock were outstanding, with a weighted average exercise price of $4.40 per share. Of the shares to be issued upon exercise of these outstanding warrants, 576,668 shares of Common Stock offered hereby will be freely tradable without restriction by persons other than "affiliates" of the Company. Of the remaining 887,424 shares of Common Stock to be issued upon exercise of these warrants, 625,000 shares will be "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act.

      13. NO ASSURANCE OF PROCEEDS. A major source of potential capital to the Company is the proceeds from the exercise of the Warrants. The Company, however, has received no firm commitment for the exercise of the Warrants. Thus, there can be no assurances that the Company will realize material proceeds, if any, from the exercise of such Warrants.

      14. POSSIBLE DILUTION. The Company is authorized to issue 20,000,000 shares of Common Stock, of which 7,846,572 shares were outstanding as of July 30, 1996. Assuming full exercise of all outstanding warrants and options and conversions of preferred shares, 12,201,077 shares will be outstanding. Furthermore, in connection with other business matters deemed appropriate by the Company's management, there can be no assurances that the Company will not, in fact, undertake the issuance of more shares of Common Stock without notice to then existing stockholders. This may be done in order to, among other things, facilitate a business combination, acquire assets or stock of another business, generate debt or equity financing, reward employees or consultants, or for other valid business reasons in the discretion of the Company's Board of Directors.

      15. POSSIBLE STATE AND FEDERAL RESTRICTIONS ON EXERCISE OF WARRANTS. Holders of Warrants will be able to sell the underlying Common Stock issuable upon exercise of the Warrants only if a current registration statement relating to such underlying Common Stock is then in effect and on file with the Securities and Exchange Commission and only if such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. The warrant agreements relating to the Warrants contain certain provisions requiring the Company to file for and endeavor to secure, such current and effective registration of the shares of Common Stock issuable upon exercise of the Warrants. If such shares are not registered, it is unlikely that the holders of Warrants will exercise the Warrants, in which case the Company would not receive any funds.

      16. EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. As of July 30, 1996, the Company had outstanding options and warrants ("Outstanding Options") to purchase 4,085,654 shares of Common Stock upon exercise of the Outstanding Options. To the extent that the shares underlying the Outstanding Options enter the market, the price of the Common Stock in the market may be substantially reduced. Moreover, for the term of the Outstanding Options, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Stock, with a resulting dilution in the interest of the other stockholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such Outstanding Options. The holders of such Outstanding Options may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

      17. LIMITED MARKET AND POSSIBLE ILLIQUIDITY OF SHARES. The market price for the Company's securities may be significantly affected by such factors as the Company's financial results, the acquisition of new gas and oil properties and interests in such properties, and various factors affecting the gas and oil industry generally. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small and emerging growth companies the common stock of which trade in the over-the-counter market, have experienced wide fluctuations not necessarily related to the operating performance of such companies. Also, the market price for the Company's Common Stock may be affected by general stock market volatility.

                                    CAPITALIZATION




    The following table sets forth the capitalization of the Company at June 30, 1996.(1)

Long-Term debt,
  excluding current maturities                            $13,255,096
                                                          -----------
Unearned Revenue                                          $ 2,878,204
Stockholders' Equity:

Series 1993 8% convertible
  preferred stock, par value
  $12.00 per share                                          2,181,819

Series B 6% junior cumulative
  convertible preferred stock,
  par value $.00001 per share                                       0

Common stock, par value $.00001
  per share; 20,000,000 shares
  authorized; 6,335,818 shares
  issued and outstanding                                           63

Additional paid-in capital                                $16,534,693

Retained earnings                                           1,788,751
                                                          -----------
    Total stockholders' equity                             20,505,326
                                                          -----------
    Total capitalization                                  $36,638,626
                                                          -----------
                                                          -----------


- ----------------------

  (1) The above table does not include the pro forma effects of transactions occurring after June 30, 1996.

                                   USE OF PROCEEDS


    The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Selling Stockholders."

    The gross proceeds which may be realized by the Company upon the exercise of one hundred percent (100%) of the Warrants will be $2,409,589. Inasmuch as the Company has received no firm commitments for their exercise, there can be no assurance that any or a substantial portion of the Warrants will be exercised.

    Management cannot predict with any certainty the amount of proceeds, if any, which may be generated from the exercise of Warrants. The net proceeds which may be realized by the Company, if any, upon the exercise of the Warrants will not be utilized for any specific purpose other than to contribute to the Company's working capital and be used to continue the operations of the Company in accordance with the business strategy identified by management. Based upon this strategy, assuming that proceeds, net of costs of this offering, are realized by the Company upon the exercise of Warrants within a period of twenty-four (24) months, management would reasonably expect to utilize such proceeds in the following relative proportions and orders of priority:

         Application of Funds          % of Funds
         --------------------          ----------

         Working Capital                  25%

         Oil and gas exploration          75%


    The amounts actually expended for the purposes described above could vary significantly depending on, among other things, the Company's ability to obtain capital from other sources. In addition, if each class of Warrant is not exercised at the same time, the proceeds from the Warrants which are exercised piecemeal will likely be contributed to the Company's working capital.

                               MARKET FOR COMMON EQUITY


MARKET INFORMATION

    On September 30, 1993, the Company's Common Stock began trading under the symbol "GASS" on the small cap section of NASDAQ. The following table sets forth the average closing high and low bid prices of the Common Stock for the periods indicated, as reported by NASDAQ. These prices are believed to be representative inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent prices at which actual transactions occurred.


                            1993(2) Bid        1994 Bid          1995 Bid
- --------------------------------------------------------------------------------
                           High      Low     High      Low     High      Low
- --------------------------------------------------------------------------------
First Quarter             $ N/A    $ N/A   $ 3.25   $ 2.00   $ 7.19   $ 4.37
Second Quarter              N/A      N/A   $ 6.00   $ 1.44   $ 4.87   $ 1.75
Third Quarter               N/A      N/A   $ 8.25   $ 3.75   $ 4.50   $ 3.19
Fourth Quarter           $ 3.50   $ 1.56   $ 8.13   $ 5.75   $ 4.25   $ 2.87
- --------------------------------------------------------------------------------
1996 First Qtr.          $ 4.25   $ 2.19
                         ------   ------
1996 Second Qtr.         $ 4.37   $ 3.25
- -----------------------------------------

HOLDERS

    At July 30, 1996, there were approximately 304 record holders of Common Stock, and 16 record holders of Series 1993 8% Preferred Stock.


                              [LEFT BLANK INTENTIONALLY]

- -------------------------
    (2) Reflects information from September 30, 1993, the day the Company's Common Stock began trading on the small cap section of the NASDAQ.

                                 SELLING STOCKHOLDERS


    The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the persons named herein ("Selling Stockholders").

    The shares of Common Stock offered by the Selling Stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers.

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 30, 1996, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Stockholders.


                                 Number of         Number of        Number of
                                 Shares of         Shares of        Shares of
                                 Common            Common              Common
                                 Stock held        Stock to be    Stock owned
                                 before            sold in the      after the
Name of Selling Stockholder      Offering          Offering         Offering*
- --------------------------------------------------------------------------------
Arnold Bernstein                   20,000            20,000                 0
- --------------------------------------------------------------------------------
Clarence E. Miller Trust           60,000            60,000                 0
Family Trust & Ada M.
Miller Trust
- --------------------------------------------------------------------------------
Southwest Marketing                20,000            20,000                 0
- --------------------------------------------------------------------------------
Delaware Charter Cust FBO          10,000            10,000                 0
Jesse Miller IRA
- --------------------------------------------------------------------------------
Roger Zufferey                     10,000            10,000                 0
- --------------------------------------------------------------------------------
Don G. Henry                       20,000            20,000                 0
- --------------------------------------------------------------------------------
Delaware Charter Cust FBO          20,000            20,000                 0
R. J. Godfrey
- --------------------------------------------------------------------------------
Walter J. Schultz                  10,000            10,000                 0
- --------------------------------------------------------------------------------
Michael J. Skinner                 10,000            10,000                 0
- --------------------------------------------------------------------------------
Gerard J. McLain                   10,000            10,000                 0
- --------------------------------------------------------------------------------
Hattem Family Trust                20,000            20,000                 0
- --------------------------------------------------------------------------------
Walter C. Shiller                  20,000            20,000                 0
- --------------------------------------------------------------------------------
Delaware Charter GTY &             80,000            80,000                 0
Trust Co IRA FBO Henry
Myatake
- --------------------------------------------------------------------------------
Frank L. Leyba & Kay D.
Leyba                              10,000            10,000                 0
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
Barbara V. Schiller                40,000            40,000                 0
- --------------------------------------------------------------------------------
Ronald Iannelli                    20,000            20,000                 0
- --------------------------------------------------------------------------------
Charles Smith                      40,000            40,000                 0
- --------------------------------------------------------------------------------
Star Construction Company          40,000            40,000                 0
- --------------------------------------------------------------------------------
Ronald K. Setzkorn                 20,000            20,000                 0
- --------------------------------------------------------------------------------
AKS Energy                        225,000           225,000                 0
- --------------------------------------------------------------------------------
Howard C. Chiten &                 20,000            20,000                 0
Charlotte D. Chiten
- --------------------------------------------------------------------------------
Jimmy D. Moore (IRA)               20,000            20,000                 0
- --------------------------------------------------------------------------------
Harris Partnership J.              20,000            20,000                 0
Andrews Harris, G.P.
- --------------------------------------------------------------------------------
Pro-Systems Fab, Inc.              20,000            20,000                 0
- --------------------------------------------------------------------------------
James S. Sanders                   10,000            10,000                 0
- --------------------------------------------------------------------------------
R. Marc Voit                       10,000            10,000                 0
- --------------------------------------------------------------------------------
Wesley D. Mitchell                 20,000            20,000                 0
- --------------------------------------------------------------------------------
Robert W. Tobin                    10,000            10,000                 0
- --------------------------------------------------------------------------------
The McKay Restated                 20,000            20,000                 0
Revocable Living Trust UTA
dated March 23, 1994 Horace
F. McKay, Jr. Elmyra K.
McKay or their successor(s)
in office Trustees
- --------------------------------------------------------------------------------
Roger O. Zufferey                  10,000            10,000                 0
- --------------------------------------------------------------------------------
Walter Hines & Mary Hines          20,000            20,000                 0
- --------------------------------------------------------------------------------
David Baum & Hiam Baum             10,000            10,000                 0
- --------------------------------------------------------------------------------
Hans Mulyapatera & Benita          10,000            10,000                 0
Mulyapatera
- --------------------------------------------------------------------------------
Gregory G Ebbitt                   20,000            20,000                 0
- --------------------------------------------------------------------------------
Paul R. Eberle                     56,668            56,668                 0
- --------------------------------------------------------------------------------
Henry Bookspan                     66,668            66,668                 0
- --------------------------------------------------------------------------------
Howard Settle                     210,000           210,000                 0
- --------------------------------------------------------------------------------
AMC Consumer Services             150,000           150,000                 0
- --------------------------------------------------------------------------------
Morgan Lang Limited                50,000            50,000                 0
- --------------------------------------------------------------------------------
Sequa Financial Corporation       202,800           202,800                 0
- --------------------------------------------------------------------------------
Prima Capital, LLC                146,004           146,004                 0
- --------------------------------------------------------------------------------
Andrew J. Kacic (1)                29,201            29,201                 0
- --------------------------------------------------------------------------------
Douglas L. Hawthorne (1)           29,201            29,201                 0
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
Donald Schellpfeffer (1)           29,201            29,201                 0
- --------------------------------------------------------------------------------
Leonard K. Nave (1)                29,200            29,200                 0
- --------------------------------------------------------------------------------
Rick G. Avare (1)(2)               29,201            29,201                 0
- --------------------------------------------------------------------------------
Mordechai Gurary                  165,000           165,000                 0
- --------------------------------------------------------------------------------
Keren Tain yad                     99,000            99,000                 0
- --------------------------------------------------------------------------------
Yoel Mann                          33,000            33,000                 0
- --------------------------------------------------------------------------------
Sam Malamud                        33,000            33,000                 0
- --------------------------------------------------------------------------------

* In each case represents less than 1% of the outstanding Common Stock, except that Sequa Financial Corporation's holdings represent approximately 4% of the outstanding Common Stock.

(1) Director of the Company

(2) Officer of the Company

                                 PLAN OF DISTRIBUTION

    The Common Stock to be sold by the Selling Stockholders may be sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares of Common Stock offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits Purchasers; and (d) face-to-face transactions between sellers and Purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 promulgated thereunder might be sold under Rule 144 rather than pursuant to this Prospectus.

    The Selling Stockholders will comply with Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with all resales of Common Stock offered hereby.

                      RIGHTS OF CERTAIN HOLDERS OF COMMON STOCK

    The agreements under which certain shareholders privately purchased their Common Stock provide that in certain instances these shareholders have the right to: (i) require that the Company file a registration statement under the Securities Act covering their shares; and (ii) include their shares in a registration statement filed by the Company under such Act. The purchasers of the November Units are participating in this offering pursuant to such agreements.

                                       EXPERTS

    The financial statements of American Resources of Delaware, Inc. as of December 31, 1995 and for the years ended December 31, 1995 and 1994 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in the method of accounting for income taxes.

    The statements of revenues and direct operating expenses of the Arakis Properties purchased by American Resources of Delaware, Inc. for each of the years in the two year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the statements of revenues and direct operating expenses contain an explanatory paragraph that states that the statements were prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in certain SEC regulatory reports and filings and are not intended to be a complete financial presentation.

    The financial statements of American Resources of Delaware, Inc. as of December 31, 1993 have been incorporated by reference herein and in the registration statement in reliance upon the report of William D. Briggs, CPA, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The reserve report of Richard Russell & Associates of the proved reserves and future net revenues attributable to the Company's properties in Kentucky included in the Company's Form 10-KSB for the fiscal year ended December 31, 1995 has been so included in reliance upon the authority of such firm as an expert in petroleum engineering.

                                    LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon by McKenna & Stahl, 2603 Main Street, Suite 1010, Irvine, California, Irvine, 92714.

                                ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-3 (herein, together with all amendments, if any, thereto, called the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered by this Prospectus. For further information with respect to the Company and such shares of Common Stock, reference is made to the Registration Statement and to the exhibits, if any, filed therewith which are available for inspection at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained therefrom at prescribed rates and a copy of the Registration Statement may be obtained from the principal office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         Securities and Exchange Commission filing
            fee....................................   $ 3,166
         Transfer Agent's and Registrar's Fees.....      -0-
         Legal fees and expenses...................    15,000
         Accounting fees and expenses..............    20,000
         Miscellaneous ............................       500
                                                      -------

              Total.................................  $38,666

    All amounts estimated except for Securities and Exchange Commission filing fee.

- -------------------



    (1) As required by agreements between the Company and the Selling Stockholders, all of these expenses of issuance and distribution will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and Sections 145 of the General Corporation Law of the State of Delaware provide for indemnification of directors and officers under certain conditions and subject to certain limitations.

    Section 145 of the General Corporation Law of the State of Delaware empowers the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article Seventh of the Certificate of Incorporation and
Article VII of the Amended and Restated Bylaws of the Company provide for indemnification of persons to the fullest extent authorized by the General Corporation Law of the State of Delaware.

    In accordance with the General Corporation Law of the State of Delaware, the Company has adopted a provision in its Certificate of Incorporation to limit the personal liability of its directors for violations of their fiduciary duty. The provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. LIST OF EXHIBITS


3.1 Certificate of Incorporation of American Resources of Delaware, Inc. dated August 14, 1992 (1)

3.2 Certificate of Amendment to Certificate of Incorporation of American Resources of Delaware, Inc. dated March 3, 1993 (2)

3.3 Certificate of Amendment to Certificate of Incorporation of American Resources of Delaware, Inc. dated March 26, 1993 (2)

3.4 Certificate of Amendment to Certificate of Incorporation of American Resources of Delaware, Inc. dated April 5, 1993 (2)

3.5 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.6 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.7 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.8 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated September 9, 1994 (3)

3.9      Bylaws of the Company, as amended (2)

4.1      Specimen Common Stock Certificate (4)

4.2      Specimen Preferred Stock Certificate (4)

4.3      Specimen Warrant Certificate and Agreement (4)

4.4 Certificate of Designations of 6% Junior Cumulative Convertible Preferred Stock, Series B of American Resources of Delaware, Inc. (5)

4.5 Warrant Agreement dated as of October 6, 1994 between American Resources of Delaware, Inc. and GFL Ultra Fund, Ltd. (6)

4.6 Warrant Agreement dated as of November 10, 1994 between American Resources of Delaware, Inc. and GFL Ultra Fund, Ltd. (7)

4.7 Specimen of Company's October 1995 Private Placement Subscription Agreement and Warrant *

4.8 Specimen of Company's June 1996 Private Placement Subscription Agreement and Warrant

5 Opinion of McKenna & Stahl as to the legality of securities being registered

10.1     1994 Compensatory Stock Option Plan, as amended *

10.2     1994 Employee Stock Compensation Plan *

10.3 Purchase and Sale Agreement dated July 3, 1996, between the Company, Southern Gas of Delaware, Inc. and Century Offshore Management Corporation.

10.4 Purchase and Sale Agreement dated July 3, 1996, between the Company, Southern Gas of Delaware, Inc. and Century Offshore Management Corporation.

24.1     Consents of KPMG Peat Marwick LLP

24.2     Consent of William D. Briggs, CPA

24.3     Consent of McKenna & Stahl (included in Exhibit 5)

24.4     Consent of Richard Russell & Associates

25       Power of Attorney *
- ----------------------

*    Previously filed.

(1) Incorporated by reference to Exhibit 3.1 in the Company's Registration Statement on Form 10-SB, File No. 0-21472, declared effective on August 19, 1993 (the "Form 10-SB").

(2) Incorporated by reference to Exhibit 3.2 to the Company's Form 10-SB.

(3) Incorporated by reference to Exhibit 3 to the Company's Form 10-QSB for the quarterly period ended September 30, 1994 (the "September 1994 Form 10-QSB").

(4) Incorporated by reference to identical exhibit number to the Company's Form 10-SB.

(5) Incorporated by reference to Exhibit 4.0 to the Company's September 1994 Form 10-QSB.

(6) Incorporated by reference to Exhibit 4.1 of the Company's September 1994 Form 10-QSB.

(7) Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

ITEM 17. UNDERTAKINGS.

    A.  RULE 415 UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  SUBSEQUENT EXCHANGE ACT FILINGS UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  INCORPORATED ANNUAL AND QUARTERLY REPORTS UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus.

    D.  INDEMNIFICATION UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on the 13th day of Aug., 1996.


                             AMERICAN RESOURCES OF DELAWARE, INC.

                             By: \S\ RICK G AVARE
                                 --------------------------
                                 Rick G. Avare
                                 President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                              Title                              Date
- ---------                              -----                              ----

\S\ DOUGLAS L. HAWTHORNE *    Chairman of the Board                Aug. __, 1996
- -----------------------------
Douglas L. Hawthorne

\S\ RICK G. AVARE             Director, President                  Aug. __, 1996
- ----------------------------- and Chief Executive
Rick G. Avare                 Officer

\S\ JEFFREY J. HAUSMAN *      Chief Financial                      Aug. __, 1996
- ----------------------------- Officer (Principal
Jeffrey J. Hausman            Accounting Officer)

\S\ ANDREW J. KACIC  *        Director                             Aug. __, 1996
- -----------------------------
Andrew J. Kacic

\S\ LEONARD K. NAVE  *        Director                             Aug. __, 1996
- -----------------------------
Leonard K. Nave

\S\ DONALD L. SCHELLPFEFFER * Director                             Aug. __, 1996
- -----------------------------
Donald L. Schellpfeffer


*By:    \S\ RICK G. AVARE
        ---------------------
        Rick G. Avare
        Attorney-in-Fact

                                  INDEX TO EXHIBITS





                                                                   SEQUENTIALLY
EXHIBIT                                                              NUMBERED
NUMBER        DESCRIPTION OF DOCUMENT                                  PAGE


3.1           Certificate of Incorporation of American
              Resources of Delaware, Inc. dated
              August 14, 1992 (1)

3.2           Certificate of Amendment to Certificate
              of Incorporation of American Resources
              of Delaware, Inc. dated March 3, 1993 (2)

3.3           Certificate of Amendment to Certificate
              of Incorporation of American Resources
              of Delaware, Inc. dated March 26, 1993 (2)

3.4           Certificate of Amendment to Certificate
              of incorporation of American Resources
              of Delaware, Inc. dated April 5, 1993 (2)

3.5 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.6 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.7 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated February 24, 1994 (2)

3.8 Certificate of Correction to Certificate of Incorporation of American Resources of Delaware, Inc. dated September 9, 1994 (3)

3.9           Bylaws of the Company, as amended (2)

4.1           Specimen Common Stock Certificate (4)

4.2           Specimen Preferred Stock Certificate (4)

4.3           Specimen Warrant Certificate and Agreement (4)

4.4           Certificate of Designations of 6%
              Junior Cumulative Convertible Preferred
              Stock, Series B of American Resources
              of Delaware, Inc. (5)

4.5           Warrant Agreement dated as of October 6,
              1994 between American Resources of
              Delaware, Inc. and GFL Ultra Fund, Ltd. (6)

4.6           Warrant Agreement dated as of November
              10, 1994 between American Resources
              of Delaware, Inc. and GFL Ultra Fund, Ltd. (7)

4.7           Specimen Company's October 1995 Private
              Placement Subscription Agreement
              and Warrant *
4.8           Specimen of Company's June 1996 Private Placement
              Subscription Agreement and Warrant

5             Opinion of McKenna & Stahl as to the
              legality of securities being registered

10.1          1994 Compensatory Stock Option Plan,
              as amended *

10.2          1994 Employee Stock Compensation Plan *

10.3 Purchase and Sale Agreement dated July 3, 1996, between the Company, Southern Gas of Delaware, Inc.
              and Century Offshore Management Corporation.

10.4 Purchase and Sale Agreement dated July 3, 1996, between the Company, Southern Gas of Delaware, Inc.
              and Century Offshore Management Corporation.

24.1          Consents of KPMG Peat Marwick LLP

24.2          Consent of William D. Briggs, CPA

24.3          Consent of McKenna & Stahl
              (included in Exhibit 5)

24.4          Consent of Richard Russell & Associates

25            Power of Attorney *

- -----------------------

*    Previously filed.

(1) Incorporated by reference to Exhibit 3.1 in the Company's Registration Statement on Form 10-SB, File No. 0-21472, declared effective on August 19, 1993 (the "Form 10-SB").

(2)  Incorporated by reference to Exhibit 3.2 to the Company's Form 10-SB.

(3) Incorporated by reference to Exhibit 3 to the Company's Form 10-QSB for the quarterly period ended September 30, 1994 (the "September 1994 Form 10-QSB").

(4) Incorporated by reference to identical exhibit number to the Company's Form 10-SB.

(5) Incorporated by reference to Exhibit 4.0 to the Company's September 1994 Form 10-QSB.

(6) Incorporated by reference to Exhibit 4.1 of the Company's September 1994 Form 10-QSB.

(7) Incorporated by reference to identical exhibit number in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.